ABS NEW ISSUE: CFAT 2006-A $963MM CATERPILLAR ASSET FINANCE TRUST
CLASS A LEADS: ML/ABN	CO: BOA/BAR/C/JPM	POT/RETENTION
CLASS B LEAD: ML.
EXPECTED PRICING: 11:30.	ALLOCATIONS: 11:00.
EXPECTED SETTLE: JUNE 28.

CLASS	SIZE	WAL	M/S	EXP	LGL
A1	246.10	0.34	P-1/A-1+	2/07	6/07
A2	250.00	1.05	Aaa/AAA	12/07	2/09
A3	302.00	2.05	Aaa/AAA	3/09	5/10
A4	136.46	3.05	Aaa/AAA	8/09	8/11
B	26.56	3.16	A3/A+	8/09	6/12

FIRST PAY: 7/25/06

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the toll-free number at 1-800-248-3580.

A written prospectus may also be obtained from your Merrill Lynch sales representative, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, FL 07, New York NY or, in Canada, from Merrill Lynch Canada Inc., 181 Bay Street-Suite 400, Toronto, Ontario M4T 2A9.

This communication is intended for the sole use of the person or entity to whom it is provided by us.

Any legends, disclaimers or notices that appear below were automatically generated, are not applicable to this message, and should be disregarded.